Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Edgewell Personal Care Company
(Exact name of Registrant as Specified in its Charter)

CALCULATION OF REGISTRATION FEE

Security Type	Title of Securities To be Registered	Fee Calculation Rule(1)	Amount to be Registered(2)(3)	Proposed Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1) (3)
Equity	Common Stock, $0.01 par value per share	Other	3,000,000	$44.05	$ 132,165,00	$110.20 per $1,000,000 (0.0001102)	$14,564.58

(1)
Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the amount of the registration fee, on the basis of the average of the high and low prices of the shares of Common Stock of Edgewell Personal Care Company reported on the New York Stock Exchange on February 21, 2023.

(2)
Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(3)	Calculated pursuant to General Instruction E on Form S-8.